Calculation of Filing Fee Tables
S-8
Rail Vision Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, no par value, reserved for issuance under the Rail Vision Ltd. Amended Share Option Plan	Other	270,000	$ 4.10	$ 1,107,000.00	0.0001381	$ 152.88
Total Offering Amounts:						$ 1,107,000.00		$ 152.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 152.88
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (the "Registration Statement") shall also cover any additional ordinary shares that become issuable under the Rail Vision Ltd. Amended Share Option Plan, as amended and ratified on March 28, 2024 (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction. Represents Ordinary Shares reserved for issuance upon the exercise of options and restricted share units that may be granted under the Plan to which this Registration Statement relates. The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee on the basis of $4.1 per share, the average of the high and low price of the Registrant's ordinary shares as reported on the Nasdaq Capital Market on September 9, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources